Exhibit 10.1

SEPARATION, CONSULTING AND RELEASE AGREEMENT

THIS SEPARATION, CONSULTING AND RELEASE AGREEMENT (this “Agreement”), dated as of November 20, 2023 (the “Termination Date”) by and between James H. Herlocker, III (“Herlocker”), Mineola Community Bank, S.S.B., a Texas-chartered stock savings bank (the “Bank”) and Texas Community Bancshares, Inc. (the “Company”). In consideration of the payments and benefits described in this Agreement, the sufficiency of which is acknowledged hereby, Herlocker, the Bank and the Company agree as follows:

1.             Termination Date. Herlocker has resigned his employment with the Bank and the Company effective on the Termination Date. For the avoidance of doubt, Herlocker hereby resigns as President and Chief Executive Officer and as a member of the board of directors of the Company (the “Board”) and from all other positions as a director and/or officer with the Company, the Bank, their respective subsidiaries and their respective affiliates (the “Company Group”), if any, effective as of the Termination Date. Herlocker confirms and agrees that he has not since the Termination Date taken, and shall not from the date hereof take, any actions on behalf of the Company Group, including acting as an agent of the Company Group. In addition, Herlocker acknowledges that as of the Termination Date, Herlocker has not represented himself to be an employee, officer, director, agent or representative of the Company Group for any purpose, has not directed the work of any employee of the Company Group, or made any management decisions, or undertaken to commit the Company Group to any course of action in relation to third persons.

2.             Accrued Obligations. The Bank shall pay and provide Herlocker with his Accrued Obligations. For purposes of this Agreement, Herlocker’s “Accrued Obligations” shall consist of the following: (i) accrued and unpaid director fees and base salary and accrued and unused paid time off through the Termination Date and (ii) unreimbursed business expenses incurred through the termination date, in accordance with the Bank’s business expense reimbursement policy. Any benefits accrued or earned, including Herlocker’s deferral account under the Mineola Community Bank Deferred Incentive Compensation Plan, will be distributed in accordance with the terms of the applicable benefit plans and programs of the Company Group. Herlocker confirms that he has received all of his Accrued Obligations due and payable as of the date of this Agreement. Herlocker’s participation in the Company Group’s group health plans will cease at the end of the month following the Termination Date.

3.             Consulting Agreement after Termination Date. If Herlocker timely signs, dates, and returns this fully signed Agreement to the Company and the Bank and does not revoke it, the Bank will engage Herlocker as a consultant on the terms specified below:

a.             Consulting Period. The term of Herlocker’s engagement as a consultant with the Bank (the “Consulting Period”) set forth herein shall be for the period commencing on the Termination Date and ending on the six-month anniversary of the Termination Date, unless terminated earlier (i) by the Bank at any time for any reason (without penalty) or (ii) by Herlocker upon 30 days’ written notice to the Bank for any reason.

b.             Consulting Services. During the Consulting Period, the Herlocker shall, on an as-needed basis, provide consultation to the Board and other executives of the Company Group regarding the Company Group, its strategic business plans, the transition of duties of Herlocker to other officers or employees of the Company Group, and such other matters as the Board or the Chief Executive Officer of the Company and/or the Bank may request (such services, the “Consulting Services”). Herlocker agrees to exercise the highest degree of professionalism and utilize the Herlocker’s expertise and creative talents in performing the Consulting Services. Herlocker agrees to devote up to 20 hours per month to carry out the Consulting Services hereunder and to make himself available to perform Consulting Services throughout the Consulting Period, on an as-needed basis. Herlocker shall keep the Board (or the Board’s designated contact person of the Company or the Bank) informed of the Consulting Services performed hereunder on a weekly basis. When providing the Consulting Services, Herlocker shall strictly abide by the Company’s and the Bank’s policies and procedures. Herlocker’s services during the Consulting Period will be reduced to twenty-percent (20%) or less of the level of services that Herlocker provided to the Company and the Bank prior to the Termination Date, and therefore, for purposes of Section 409A of the Internal Revenue Code Herlocker has “separated from service” on the Termination Date, notwithstanding Herlocker’s continued services during the Consulting Period.

c.             Consulting Fee. On January 2, 2024 (and subject to the occurrence of the Release Effective Date), the Company and/or the Bank shall pay Herlocker a consulting fee equal to $150,000 in exchange for the Consulting Services (the “Consulting Fee”). In the event that, at any time during the Consulting Period, Herlocker or the Bank terminates the Consulting Period for any reason, Herlocker shall be required to immediately return a pro-rated portion of the Consulting Fee to the Company, based on the remaining period of time in the Consulting Period at the time of such termination. In the event that the Board determines that Herlocker has failed to comply with Herlocker’s contractual obligations to the Company and to the Bank at any time (including, without limitation, the obligations set forth herein), then Herlocker shall be required to immediately return the full amount of the Consulting Fee to the Company and/or the Bank. The Consulting Fee shall be the sole compensation or payment provided by the Company and/or the Bank to Herlocker for the Consulting Services.

d.             Consultant Status. During the Consulting Period, Herlocker shall not be an employee of any member of the Company Group. Herlocker shall have no authority to act as an agent of the Company Group, except on authority specifically so designated by the Board, and Herlocker shall not represent to the contrary to any person. Herlocker shall not direct the work of any employee of the Company Group, or make any management decisions, or undertake to commit the Company Group to any course of action in relation to third persons.

4.             No Further Rights. Following the Termination Date, except as set forth in Section 2 of this Agreement, Herlocker shall have no further rights to any compensation or any other benefits from the Company, the Bank or any other member of the Company Group in respect of Herlocker’s employment with the Company Group. Following the Consulting Period, Herlocker shall have no further rights to any compensation or other benefits from any member of the Company Group.

5.             Return of Company Property. As of the date of this Agreement, Herlocker represents that Herlocker has returned to the Company and the Bank (and has not recreated, or delivered to anyone else) all of the records and property of the Company and the Bank that were in Herlocker’s possession or over which Herlocker had direct or indirect control, including, but not limited to, all confidential information, devices, files, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, monies, records, date, files, credit cards, office keys, office access cards, passwords, laptops, parking access cards and electronically encoded information (such as computer disks and flash drives) and all copies or reproductions of such records, property any of the other aforementioned items.

6.             No Admission. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of an admission by the Company or the Bank of any violation of the Company’s policies or procedures, or state or federal laws or regulations. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality, except insofar as a court declines to enter any such order.

7.             Release.

a.             General. In consideration of the payments, benefits and other good and valuable consideration, Herlocker, for and on behalf of Herlocker and Herlocker’s heirs, administrators, executors, and assigns, effective as of the Release Effective Date (as defined below), does fully and forever waive and release, remise, and discharge each member of the Company Group, its members, or partners, and each of its and their respective current, past, and future directors, partners, members, employees, advisors and agents (collectively, the “Released Parties”) from any and all claims that Herlocker had, may have had, or now has against the Released Parties collectively or any of the Released Parties individually, for or by reason of any matter, cause, or thing whatsoever, from the beginning of time through the date Herlocker signs this Agreement, including but not limited to any claim arising out of or attributable to Herlocker’s employment or the termination of Herlocker’s employment with the Company and the Bank, and also including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel, or slander, or claims under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, sexual preference, or any other protected class or characteristic. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967 (the “ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, the Equal Pay Act, all Texas employment discrimination laws, Chapter 21 of the Texas Labor Code and the Texas Payday Act (all as amended), and any other purported restriction on an employer’s right to terminate the employment of employees.

b.             Release of Unknown Claims. It is the intention of Herlocker in executing this Agreement that the Release shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. Herlocker acknowledges that Herlocker may hereafter discover claims or facts in addition to or different from those which Herlocker now knows or believes to exist with respect to the subject matter of this Release and which, if known or suspected at the time of executing this Release, may have materially affected this settlement. Nevertheless, Herlocker hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Herlocker acknowledges that Herlocker understands the significance and consequence of such release.

c.             No Proceedings. Except as provided in Section 12(a) of this Agreement, Herlocker represents that Herlocker has not filed or permitted to be filed against any of the Released Parties, individually or collectively, any lawsuit, complaint, charge, proceeding, or the like, before any local, state, or federal agency, court, or other body (each, a “Proceeding”), and Herlocker covenants and agrees that Herlocker will not do so at any time hereafter with respect to the subject matter of the Release and claims released pursuant to the Release (including, without limitation, any claims relating to the termination of Herlocker’s employment), except as may be necessary to enforce the Release, to seek a determination of the validity of the waiver of Herlocker’s rights under the ADEA, or to initiate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Except as otherwise provided in the preceding sentence or in Sections 7(d) or 12(a) of this Agreement, (i) Herlocker will not initiate or cause to be initiated on Herlocker’s behalf any Proceeding, and will not participate (except as required by law) in any Proceeding of any nature against any of the Released Parties individually or collectively that in any way involves the allegations and facts that Herlocker could have raised against any of the Released Parties individually or collectively as of the date hereof and (ii) Herlocker waives any right Herlocker may have to benefit in any manner from any relief (monetary or otherwise) arising out of any Proceeding.

d.             Forfeiture of Award from Proceedings. Herlocker agrees that Herlocker shall forfeit and not accept any award, damages, recovery or settlement from any Proceeding brought by Herlocker or on Herlocker’s behalf pertaining to Herlocker’s employment, separation or otherwise. Nothing herein shall preclude Herlocker’s right to receive an award from a Governmental Entity (as defined below) for information provided under any whistleblower program.

8.             Release Acknowledgements. Herlocker expressly represents and acknowledges that: (a) the Company and the Bank have advised Herlocker to consult with legal counsel, Herlocker has had the opportunity to seek the advice of legal counsel of Herlocker’s own choice, Herlocker has read this Agreement and the Release and has had the opportunity to have this Agreement and the Release explained to Herlocker by legal counsel, and the terms and conditions hereof are fully understood and voluntarily accepted by Herlocker, (b) Herlocker is specifically agreeing to the terms of the Release because the Company and/or the Bank have agreed to enter into this Agreement, which Herlocker was not otherwise entitled under the Company’s or the Bank’s policies or any agreement between the Company or the Bank and Herlocker (in the absence of providing the Release), and the Company and the Bank have agreed to enter into this Agreement because of Herlocker’s agreement to accept the Agreement in full settlement of all possible claims Herlocker might have or ever had, and because of Herlocker’s execution of this Agreement, (c) this Agreement does not waive or release any rights or claims that Herlocker may have which arise after the date Herlocker executes this Agreement, (d) the offer to accept the terms of this Agreement is open for 21 days from the date Herlocker receives this Agreement, provided, that, should Herlocker sign this Agreement within 21 days of the date that the Agreement was received by Herlocker, then Herlocker’s choice not to wait for the full 21-day period to expire was made knowingly and voluntarily, and was in no way induced by the Company or the Bank by means of intimidation, fraud, duress, or any other threat to withdraw the terms offered under this Agreement, (e) Herlocker shall have the right to revoke the Release for a period of seven days following Herlocker’s execution of this Agreement (the “Revocation Period”), by giving written notice of such revocation to Glen Thurman, Chairman of the Board, at 215 West Broad Street, Mineola, Texas, or by email at glen47sdt@yahoo.com on or before 5:00 p.m. Eastern time on the last day of the Revocation Period, and (f) the Company’s and/or Bank’s obligations under this Agreement (other than the Accrued Obligations) shall not become effective until the eighth day following Herlocker’s execution of this Agreement, provided Herlocker has not revoked the Release during the Revocation Period (the “Release Effective Date”).

9.             Remedies. Herlocker understands and agrees that if Herlocker breaches any provision of this Agreement or any provision set forth in Section 6 of Employment Agreement, effective as of March 1, 2021, by and between Herlocker and the Bank (the “Employment Agreement”) that survives Herlocker’s termination of employment with the Company and/or the Bank, in addition to any other legal or equitable remedies the Company and/or the Bank may have, the Company and/or the Bank shall be entitled to cease making any payments or providing any benefits to Herlocker (other than the Accrued Obligations), and Herlocker shall reimburse the Company and/or the Bank for all such payments made to Herlocker prior to such breach and the reasonable attorneys’ fees and costs incurred by the Company and/or the Bank arising out of any such breach and to enforce such reimbursement. The remedies set forth in this paragraph shall not apply to any challenge to the validity of the waiver and release of Herlocker’s rights under the ADEA. In the event Herlocker challenges the validity of the waiver and release of Herlocker’s rights under the ADEA, then the Company’s and/or the Bank’s right to attorneys’ fees and costs shall be governed by the provisions of the ADEA, so that the Company and/or the Bank may recover such fees and costs if the lawsuit is brought by Herlocker in bad faith. Any such action permitted to the Company and or the Bank by this paragraph, however, shall not affect or impair any of Herlocker’s obligations under this Agreement, including without limitation, the Release. Herlocker further agrees that nothing herein shall preclude the Company and/or the Bank from recovering attorneys’ fees, costs, or any other remedies specifically authorized under applicable law

10.           Restrictive Covenants. Herlocker represents that Herlocker has not violated any of the provisions in Section 6 of the Employment Agreement (which is incorporated by reference and made a part hereof). Herlocker hereby acknowledges and reaffirms his obligations under Section 6 of the Employment Agreement following the Termination Date. Herlocker agrees that Herlocker will refrain from all conduct, written or verbal, that may disparage or damage the reputation, goodwill or standing in the community or industry of the Company Group or any of the Company Group’s current or former directors, officers, or employees. Following the Termination Date, and except as otherwise provided in Section 12, Herlocker shall reasonably cooperate with the Company Group and/or the Released Parties in any administrative, investigative, litigation or other legal matter(s) that may arise or have arisen involving the Company Group or that in any way relate to or involve Herlocker’s employment with the Company and/or the Bank, and Herlocker shall promptly notify the Company and the Bank if Herlocker receives notice of, or is contacted regarding, any pending, threatened or contemplated administrative, investigative, or legal action against or involving the any member of the Company Group which in any way relates to or involves Herlocker’s employment with the Company and/or the Bank. Herlocker’s obligation to cooperate hereunder shall include, without limitation, meeting and conferring with such persons at such times and in such places as the Company Group and/or the Released Parties may require, and giving truthful evidence and truthful testimony and executing and delivering to the Company Group any truthful papers reasonably requested by the Company Group.

11.           Entire Agreement; Assignment. This Agreement, together with Section 6 of the Employment Agreement, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and/or written discussions, agreements and understandings of any kind or nature. This Agreement, and all of Herlocker’s rights and duties hereunder, shall not be assignable or delegable by Herlocker. Any purported assignment or delegation by Herlocker in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company and/or the Bank to a person or entity which is a successor in interest to substantially all of the business operations of the Company and/or the Bank (“Successor”). Upon such assignment, the obligations of Herlocker shall inure to the benefit of such Successor and the rights and obligation of the Company hereunder shall become the rights and obligations of such Successor.

12.           Certain Permissible Disclosures and Communications.

a.             Securities Exchange Act Rule 21F-17. Nothing in this Agreement shall prohibit or impede Herlocker from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Herlocker does not need the prior authorization of (or to give notice to) the Company and/or the Bank regarding any such communication or disclosure.

b.             Defend Trade Secrets Act. Herlocker hereby confirms that Herlocker understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Herlocker understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

c.             Other. Notwithstanding the foregoing provisions in this Section 12, under no circumstance will Herlocker be authorized to disclose any information covered by the Company’s and/or the Bank’s attorney-client privilege or the Company’s and/or the Bank’s attorney work product (i) without prior written consent of the Company’s General Counsel or other officer designated by the Company, or (ii) unless such disclosure of that information would otherwise be permitted pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise under applicable law or court order.

13.           Clawback. Any amount paid under this Agreement is subject to recovery by the Company Group or any other action pursuant to any malus, clawback or recoupment policy which the Company Group may adopt from time to time, including without limitation any such policy which the Company Group may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

14.           Severability. In the event that any one or more of the provisions of this Agreement or the Employment Agreement are determined to be or become invalid, illegal or unenforceable in any respect, in any jurisdiction, by a court of competent jurisdiction, in a final judgment to which no further appeal can be made, such judgment shall not affect such provisions in any other jurisdiction or any other provisions of this Agreement, the validity, legality and enforceability of which shall not be affected thereby and Herlocker agrees that the court making such determination shall have the power to strike or reform such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and, as so reformed, such provision shall then be enforceable.

15.           Governing Law, Jurisdiction and Venue. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN TEXAS WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF THE PARTIES AGREES THAT ANY ACTION RELATING IN ANY WAY TO THIS AGREEMENT MUST BE COMMENCED ONLY IN THE COURTS OF TEXAS, FEDERAL OR STATE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED OR NOT PROHIBITED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING BY SENDING THE SAME BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY RECOGNIZED OVERNIGHT COURIER SERVICE. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

16.           Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

17.           No Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No such waiver shall be binding unless signed in writing by the party waiving the breach.

18.           Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

19.           Withholding Taxes. The Company and/or the Bank may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. The parties hereby acknowledge and agree that the Consulting Fee shall not be deemed wages and Herlocker will receive a Form 1099 in connection with the receipt of the Consulting Fee. Herlocker will be responsible for all taxes with respect to the Consulting Fee, and Herlocker agrees to indemnify, hold harmless and defend the Company Group from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any Governmental Entity arising out of or in connection with the Consulting Fee. Herlocker acknowledges and represents that no member of the Company Group has provided any tax advice to Herlocker in connection with this Agreement and Herlocker has been advised by the Company and the Bank to seek tax advice from Herlocker’s own tax advisors regarding this Agreement and payments and benefits that may be made to Herlocker pursuant to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement this 20th day of November, 2023.

HERLOCKER

/s/ James H. Herlocker, III
Name: James H. Herlocker, III

Mineola Community Bank, S.S.B.

By:	/s/ Jason Sobel
Name: Jason Sobel
Title: President

Teas Community Bancshares, Inc.

By:	/s/ Glen Thurman
Name: Glen Thurman
Title: Chairman of the Board